Contact	Robert Grover	FOR IMMEDIATE RELEASE August 28, 2015
Telephone	800-429-3110 ext. 119
Email	Robert@Edventures.com
Website	www.Edventures.com

PCS Edventures! Announces Innovative Curriculum System

PCS LABCards provide a fast, easy, differentiated curricular approach for educators.

Boise, Idaho, August 28, 2015 -- PCS Edventures!, Inc. (OTCQB: PCSV), a leading provider of K-12 Science, Technology, Engineering and Mathematics (STEM) programs today announced the release of its new curricular approach called LABCards.

Educators purchasing PCS Edventures! STEM products will now have the choice between two different sets of curriculum: the rich, teacher-directed classroom curriculum or the newly developed, student-driven LABCard curriculum. Our classroom curriculum was designed by a master teacher to emphasize process skill development in students, and is flexible enough for any classroom with grades 6-8. The curriculum includes a variety of rich educational tools including embedded journaling and peer assisted review (PAR); it also provides both a standard assessment approach as well as a continuum assessment model.

The new LABCard curriculum approach, on the other hand, is designed for more student-driven educational environments including after-school programs and clubs in addition to classrooms. They were developed around what is known as mastery-based assessment, which is perfect for differentiated learning and student-driven success. The first set of LABCards was designed around Computer Science with Robotics, using the PCS Edventures! Discover Robotics and Programming kit. Using this STEM education solution, students are empowered and gain distinct benefits by having the freedom to iterate and design robotics and engineering solutions in response to unique challenges. Educators can now easily incorporate robotics into their classroom with this engaging and educational kit. To learn more about the different curriculum options, visit the Edventures! website at www.edventures.com.

About PCS Edventures!

PCS Edventures!.com, Inc. (OTCQB:PCSV) designs and delivers educational products and services to the K-12 market that develop 21st century skills. PCS programs emphasize hands-on experiences in Science,

Technology, Engineering, Arts, and Math (STEAM) and have been deployed at over 7,000 sites in all 50 United States and 17 foreign countries. Additional information on our STEAM products is available at http://www.edventures.com.

PCS Edventures is headquartered in Boise, Idaho, and is listed on the OTC QB platform under the symbol "PCSV."

_ _

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as PCS Edventures, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statement.

Contact Information:

Investor Contact: Robert Grover (800) 429-3110, robert@edventures.com

Investor Relations Web Site: www.edventures.com/investors

# # #